EXHIBIT 21.1
Maximus, Inc.
List of Subsidiaries
As of September 30, 2020

Name*	Jurisdiction of Incorporation/Organization
2020 Company, LLC	Illinois
Aged Care Assessments Australia Pty Ltd	Australia
Ascend Management Innovations LLC	Tennessee
Assymetrics Pty Ltd	Australia
Cheviot Recruitment Ltd	England & Wales
Child Welfare Assessments Pty Ltd	Australia
GAEA Management Ltd	British Columbia
Goldfields Employment and Training Services Pty Ltd (51% owned)	Australia
GT Hiring Solutions (2005) Inc.	British Columbia
Health Management Limited	England & Wales
Index Root Co, Ltd.	Korea
Injury Net Australia Pty Ltd	Australia
InSysCo, Inc.	Virginia
Interactive Technology Solutions, LLC	Maryland
ITSolutions Net Government Solutions, Inc.	Maryland
ITSolutions Net Inc.	Delaware
ITEQ Holding Company, Inc.	Maryland
Maximus Asia Pte Ltd	Singapore
Maximus Australia Holding Company Pty Ltd	Australia
Maximus BC Health, Inc.	British Columbia
Maximus BC Health Benefit	British Columbia
Maximus Canada, Inc.	Canada
Maximus Canada Employment Services, Inc.	British Columbia
Maximus Canada Services, Inc.	Canada
Maximus Companies Limited	England & Wales
Maximus Consulting Services, Inc.	Virginia
Maximus Federal, LLC	Texas
Maximus Federal Services, Inc.	Virginia
Maximus Federal Systems, LLC	Maryland
Maximus Gulf Company Ltd	Saudi Arabia
Maximus People Services Ltd	England & Wales
Maximus Health Services, Inc.	Indiana
Maximus HHS Holdings Limited	England & Wales
Maximus Human Services, Inc.	Virginia
MAXSolutions Pty Limited	Australia
Maximus UK Services Ltd.	England & Wales
Maximus Sweden AB	Sweden
Optimos LLC	Maryland
Policy Studies, Inc.	Colorado
PSI Services Holding, Inc.	Delaware
Remploy Ltd	England & Wales
Revitalised Limited	England & Wales
Themis Program Management and Consulting Ltd	British Columbia
*  The names of other subsidiaries have been omitted from this list because, considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).